Exhibit 16.1

February 4, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for InfraREIT, Inc. and, under the date of December 5, 2014, we reported on the financial statements of InfraREIT, Inc. as of and for the years ended December 31, 2013 and 2012. On February 4, 2015, we were notified that InfraREIT, Inc. engaged Ernst & Young LLP as its principal auditors for the year ending December 31, 2015, and that the auditor-client relationship with KPMG LLP will cease upon the completion of the audit of InfraREIT, Inc.’s financial statements as of and for the year ended December 31, 2014, and the issuance of our report thereon. We have read InfraREIT, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 4, 2015, and we agree with such statements, except that we are not in the position to agree or disagree with InfraREIT, Inc.’s statement that the change was approved by the board of directors and we are not in a position to agree or disagree with InfraREIT, Inc.’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on InfraREIT, Inc.’s financial statements.

Very truly yours,

/s/ KPMG LLP